STOCK PURCHASE AGREEMENT


            STOCK PURCHASE AGREEMENT, dated as of February 14, 1996 (hereinafter, the "Agreement"), between PROFESSIONAL SPORTS CARE MANAGEMENT, INC., a Delaware corporation, having an address at 550 Mamaroneck Avenue, Harrison, New York 10528 ("Purchaser"), MANUEL BANZON, M.D., doing business at 4247 Route 9 North, Freehold, New Jersey 07728, RANDALL KRAKAUER, M.D., doing business at 4247 Route 9 North, Freehold, New Jersey 07728 and CARY SKOLNICK, M.D., doing business at 4247 Route 9 North, Freehold, New Jersey 07728 (hereinafter collectively referred to as the "Sellers").

                                  WITNESSETH:

            WHEREAS, Sellers' own all of the issued and outstanding shares (the "Shares") of the capital stock of INSTITUTE OF REHABILITATION, INC., a New Jersey corporation having a principal office at 4253 Route 9 North, Building 4, Freehold, New Jersey 07728 (hereinafter referred to as "Rehab") as set forth in Schedule 6.1(e) annexed hereto and made a part hereof; and

            WHEREAS, Rehab is engaged in the business of providing physical and occupational therapy and rehabilitation services (the "Business"); and

            WHEREAS, Purchaser desires to acquire, and Sellers desire to sell free and clear of all liens, claims, charges or encumbrances of any nature whatsoever (except as specifically provided for herein), all of Sellers' Shares in Rehab, upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

            1. Purchase and Sale of Shares. Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth, the Shares. All capitalized terms not defined within the text of this Agreement are set forth on Schedule 1 annexed hereto.

            2. Purchase Price. The purchase price to be paid by Purchaser for the Shares is One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00), payable as follows:

                  a. One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "Downpayment") upon execution of this Agreement by wire transfer of immediately available federal funds to the attorney trust account of Fredrick
                        Niemann, Esq. ("Escrow Agent").   Upon Closing,
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                        Escrow Agent shall wire transfer the Downpayment to
                        an account to be specified by Sellers. In the event Purchaser defaults hereunder and fails to consummate the transaction as described herein, the Downpayment shall be promptly paid by Escrow Agent to Sellers as and for liquidated damages. In the event the Closing is not consummated for any other reason, the Downpayment shall be promptly refunded by the Escrow Agent to Purchaser. The Escrow Agent is acting as a stakeholder only and in the absence of bad faith shall not be liable for any action or inaction.

                  b.    One Million and 00/100 Dollars
                        ($1,000,000.00) at the Closing by
                        wire transfer of immediately
                        available federal funds.

            3.    The Closing.   The "Closing" means the settlement of the
obligations of Sellers and Purchaser to each other under this Agreement, including the payment of the purchase price to Sellers as provided in Article 2 hereof and the delivery of the closing documents provided for in Article 4 hereof. The closing shall be held at the offices of Gould & Wilkie, One Chase Manhattan Plaza, New York, New York 10005 on a mutually convenient date which is no later than March 1, 1996 (the "Closing Date") or the closing may be accomplished by an escrow arrangement. Delivery of the Shares shall be made by each of the Sellers to Purchaser at the Closing by delivering one or more certificates in negotiable form representing the Shares, each such certificate to be accompanied by any requisite documentary or stock transfer taxes.

            4. Closing Documents. At the closing, Sellers shall execute and deliver or cause to be executed and delivered to Purchaser:

                  a.    Waivers and Consents.  All waivers and
            consents necessary for the consummation of the transactions contemplated by this Agreement.

                  b.    Documents of Transfer.  Stock
            certificates representing all of the issued and outstanding shares of capital stock of Rehab duly endorsed in or accompanied by stock powers duly endorsed in proper form for transfers.

                  c.    Sellers's Certificate.  Sellers'
            certificate of that as of the Closing Date:

                  (i)    all of the representations and
                  warranties made by Sellers in this
                  Agreement are correct and complete in all material respects;

                  (ii) all of the Schedules prepared by Sellers or Rehab and made part of this Agreement are current, correct and complete in all material respects;

                  (iii) there has not been instituted any suit or proceeding or claim asserted by any third party to restrain or invalidate this transaction or to seek damages from or to

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
                  impose obligations upon either Purchaser, Rehab, Sellers or the Business by reason of this transaction which, in Purchaser's good faith judgment, would involve expense or lapse of time that would be materially adverse to Purchaser's interests or would materially adversely affect Purchaser's ownership of Rehab or operation of the Business;

                  (iv)   Purchaser has received all consents,
                  waivers, assignments and other certificates, notices, assurances and other instruments and documents, as are reasonably required for the purpose of carrying out the transactions contemplated by this Agreement;

                  (v)    There has not been suffered (i) any
                  Material Adverse Change relating to the
                  Business, or (ii) any damage or destruction, casualty or loss, however arising and whether or not covered by insurance, which either alone or in the aggregate has a Material Adverse Effect;

                  (vi)   Sellers have afforded the officers,
                  employees, attorneys, agents, accountants and other representatives of Purchaser access to Rehab's properties, books and records, and has permitted Purchaser to make extracts from and copies of such books and records, and has furnished them with such additional financial and operating data and other information as to its financial condition, results of operations, business, properties, assets, liabilities, or future prospects as Purchaser and its representatives have reasonably requested pursuant to that certain checklist attached hereto as Schedule 4(c)(vi);

                  (vii)  to the best of Sellers' present
                  knowledge and information there has not been any action taken or any statute enacted by any governmental authority which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transactions contemplated herein;

                  (viii) Rehab has not declared nor paid any dividends or other distributions of cash or property to Sellers, subsequent to the Closing
                  Date.

                  d.    Resignations.  The resignations of the
            existing members of Rehab's Board of Directors and Officers.

                  e. Opinion of Sellers' Counsel. An opinion, dated the Closing Date and addressed to Purchaser, of Fredrick Niemann, Esq. counsel to Sellers and Rehab, to the effect that:

                  (i)    Rehab is a corporation duly
                  organized, valid and existing and in good

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
                  standing under the laws of the State of
                  New Jersey.  Rehab has all requisite
                  corporate power to carry on its business as it is now being conducted.

                  (ii)   The Stock Purchase Agreement and the
                  Covenant Not To Compete referred to in
                  paragraph f below (both such agreements being hereinafter sometimes jointly referred to as the "Operative Agreements") have been duly and validly executed and delivered by the Sellers and each of the Operative Agreements is a valid and binding obligation of the Sellers enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights generally and the principles of equity.

                  (iii)  Except as set forth in the Stock
                  Purchase Agreement and on the exhibits
                  and schedules thereto, the execution and delivery of the Operative Agreements and the consummation of the transactions contemplated thereby, under the conditions therein provided, will not (A) violate any provision of the Certificate of Incorporation or By-Laws of Rehab, or
                  (B) to the best of its knowledge, after
                  due inquiry with the President of Rehab, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any agreements, indentures or instruments to which Sellers or Rehab are a party or by which any of their respective properties are bound.

                  (iv)   Rehab's authorized and outstanding
                  capitalization is as represented by the
                  Sellers in the Stock Purchase Agreement
                  and each of the issued and outstanding
                  Shares being sold to Purchaser pursuant
                  to the Stock Purchase Agreement by the
                  Sellers is duly and validly authorized,
                  issued, and fully paid and non-
                  assessable with no personal liability
                  attaching to the ownership thereof and is
                  issued of record to the shareholders
                  named in Schedule 6.1(c) to the Stock
                  Purchase Agreement in the amount set
                  forth opposite their respective names in
                  such Schedule.   To the best of such
                  counsel's knowledge, there are not
                  outstanding options, subscriptions,
                  warrants, rights (including preemptive
                  rights), calls, commitments, conversion
                  rights, plans or other agreements of any character providing for the purchase or issuance of any authorized but unissued securities of Rehab. The delivery of the Shares by the Sellers to Purchaser

                  pursuant to the Stock Purchase Agreement will transfer to Purchaser good and marketable title thereto, free and clear of all adverse claims, other than claims arising out of actions of Purchaser.

                  (v)    To the best of such counsel's
                  knowledge there is neither any
                  litigation, proceeding, labor dispute,
                  arbitral action or government
                  investigation pending or, so far as known to such counsel, threatened against, relating to or affecting (A) the Business, (B) any employee plan or any fiduciary or administrator thereof, nor
                  (C) the transactions contemplated by this Agreement which, if adversely determined could, in any one case or in the aggregate, have a material adverse affect on the Business. To the best of counsel's knowledge there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Sellers with respect to the Assets or the Business.

                  (vi)   To the best of such counsel's
                  knowledge, none of the Sellers are
                  engaged in, or a party to, or threatened with, any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation which, if adversely determined, would adversely affect or impede the purchase of the Shares by Purchaser pursuant to the Stock Purchase Agreement or otherwise affect the validity of the title of Purchaser to such Shares on or after the Closing.

                  f.     Covenant Not To Compete executed by the
            Sellers, in the form attached hereto as Schedule 4(f).

                  At the closing, Purchaser shall execute and deliver or
            cause to be executed and delivered to Sellers:

                  a.     Certificate of Incumbency of Purchaser;

                  b.     Certificate of Good Standing of Purchaser;

                  c. a certificate of an officer of Purchaser that as of the Closing Date:

                  (i)    all of the representations and
                  warranties made by Purchaser in this
                  Agreement are correct and complete in all material respects;

                  (ii) there has not been instituted any suit or proceeding or claims asserted by any third party to restrain or invalidate this transaction or to seek damages from or to impose obligations upon either Sellers or Purchaser by reason of this transaction which, in the good faith judgment of Purchaser would involve expense or lapse of time that would be materially adverse to its interests;

                  (iii) Sellers have received from Purchaser all instruments and documents as are reasonably required for the purpose of carrying out the transactions contemplated by this Agreement as set forth in Schedule 4(c)(vi) attached hereto.


                  d.     an opinion of Purchaser's counsel, Gould
            & Wilkie, dated as of the Closing Date in the form of
            Schedule 4(d) hereto.

            5. Fees and Expenses. Except as expressly provided herein, Purchaser shall not be obligated to pay or perform any obligations or liabilities of Sellers including without limitation obligations or liabilities with respect to products sold by Sellers, obligations or liabilities of Sellers to its creditors or any legal, accounting, brokerage or finder's fees or any taxes or other expenses in connection with this Agreement or the consummation of the transactions contemplated hereby. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by each of the Sellers when due, and each of the Sellers will, at his own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees, and, if required by applicable law, the Purchaser will join in the execution of any such tax returns and other documentation. Notwithstanding the foregoing, Sellers shall pay the reasonable cost of any audit of the Business required by Purchaser in connection with the transactions contemplated pursuant to this Agreement.

            6. Representations And Warranties of Sellers. Sellers represent and warrant to Purchaser as follows:

                  6.1    Organization and Capitalization.

                  (a) Rehab is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Rehab has not been notified by any Governmental Authority as to the absence of any licensing, qualification or other authority necessary to conduct business in any jurisdiction. Rehab has all requisite corporate power and authority to own, operate and lease its properties and to carry on the Business as it is now being conducted.

                  (b)    Sellers has delivered to Purchaser
            copies of Rehab's: (i) Certificate of Incorporation and all amendments thereto as certified by the Secretary of State of New Jersey and (ii) By-Laws, as amended to date, as certified by Rehab's Secretary, and the same are true, complete and correct copies of

            Rehab's Certificate of Incorporation and By-Laws, as amended, and currently in effect. Such Certificate of Incorporation and By-Laws are in full force and effect and Rehab is not in violation of any of the provisions thereof.

                  (c) The authorized capital stock of Rehab is as set forth on Schedule 6.1(c). Rehab does not have any treasury shares. Sellers are, in the aggregate, the true and lawful owners of 100% of the issued and outstanding Shares of the capital stock of Rehab.
            All of the issued and outstanding Shares have been validly issued, and are fully paid and non-assessable. Rehab has no shares outstanding or obligations to issue shares, except as set forth in
            Schedule 6.1(c). Each of the Sellers have the necessary power and authority to sell the Shares free and clear of all claims, liens, security interests, pledges, options, encumbrances and other restrictions of any nature whatsoever. There are no outstanding subscriptions, options, warrants or other rights entitling any third party to acquire any Shares from Rehab or from the Sellers. Delivery to Purchaser at the Closing of certificates representing the Shares, pursuant to Article 3 of this Agreement, will transfer to Purchaser legal and valid title to such Shares, free and clear of all Liens, exclusive of any Liens created by Purchaser.

                  6.2    Enforceability.

                  (a) This Agreement has been duly and validly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and principles of equity.

                  (b) To the best of Sellers' knowledge, the execution, delivery and performance by Sellers of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby does not and will not (i) violate any Law applicable to Rehab, Sellers or to the Shares or otherwise violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Lien upon any of the Shares or the Assets under any of the terms, conditions or provisions of any material Contract to which Sellers or Rehab is a party, or by which Sellers' or Rehab's properties or assets are bound, or pursuant to any license, permit or certificate issued by an Governmental Authority; (ii) permit the acceleration of the maturity of any material indebtedness of, or indebtedness secured by any property of, Rehab; or (iii) violate or conflict with any provision of Rehab's Certificate of Incorporation or By-Laws.

                  6.3    Titles to Properties; Absence of Liens and
            Encumbrances.


                  (a) Schedule 6.3(a) sets forth a correct and complete list of all of the fixed assets, personal property, equipment, improvements, and other operating and related facilities, including, but not limited to, all furniture, furnishings, fixtures, office and other equipment, vehicles, machinery, supplies, parts, office and data processing equipment, telephones, telephone systems and equipment, generators, receivers, computer hardware and software, test and electronic equipment, and all other equipment of any type or nature whatsoever owned by Rehab and used in the Business. All of said personal property is in working condition (ordinary wear and tear excepted which is not such as to Materially Adversely Affect the operation of the Business), for the uses and purposes for which intended. Sellers presently have no personal knowledge of any defect or malfunctioning of any personal property. In the event said personal property is not in working condition on the Closing Date, Sellers' shall give Purchaser a credit at Closing of up to $5,000.00 towards the cost of repairing same. All of such personal property is operated in conformity with all applicable laws, ordinances, regulations, orders and other requirements relating thereto, adopted or currently in effect, except such thereof, which do not alone or in the aggregate have a Material Adverse Effect on the Business. All of such properties are owned free and clear by Rehab except for the Liens and equipment leases described on Schedule 6.3(a), which Liens or equipment leases do not have a Material Adverse Effect on or interfere with the current use of such properties or otherwise impair the operation of the Business by Rehab.

                  (b) Schedule 6.3(b) contains an accurate and complete description of all real properties owned or leased by Rehab in connection with the operation of the Business. Sellers have delivered to Purchaser complete and correct copies of all instruments showing such interests in said real property and all leases with respect to the leased facilities described on Schedule 6.3(b). All such leases are valid and enforceable in accordance with their terms; are in full force and effect and have not been modified or amended; no default exists under any such lease; and no event has occurred which with the giving of notice or passage of time, or both, would constitute such a default. Except as shown on
            Schedule 6.3(b), all fixtures, equipment, and other items essential to the current operation of the Business, other than the leased properties are owned by Rehab free and clear of all Liens. The use of such real property conforms in all material respects to all applicable health, fire, safety, environmental, zoning and building laws and ordinances.

                  6.4    Contracts.

                  Schedule 6.4 sets forth a full and complete
            list of all Rehab's rights in sales agreements, franchises, license agreements, lease agreements,


            maintenance agreements, procurement agreements, consultant agreements and employee agreements by which Rehab is bound or which relates in any way to the operation or conduct of the Business (hereinafter collectively referred to as "Contracts") (except for Contracts which have been fully performed or by their terms are terminable without penalty or other liability to Rehab upon Rehab's notice of 30 days or less), including without limitation, the following:

                  (i)    each contract of employment of any
                  officer, employee or consultant or with
                  any labor union or association;

                  (ii)   each bonus, pension,
                  profit-sharing, retirement, deferred
                  compensation, incentive or supplementary compensation, percentage compensation, termination or severance pay, hospitalization, insurance or other plan providing employee benefits;

                  (iii)  each contract in or pursuant to
                  which any person who is an officer,
                  director, stockholder or employee of
                  Rehab, or a member of the family of any
                  of the foregoing, has a direct or
                  indirect interest;

                  (iv)   each contract relating to the
                  borrowing or lending of money or the
                  guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business;

                  (v)    each contract in excess of $5,000
                  for the supply by Rehab of goods or
                  services;

                  (vi)   each contract for capital
                  expenditures or the purchase by Rehab of materials, supplies, equipment or services (other than in the ordinary course of business);

                  (vii)  each license or royalty agreement;

                  (viii) each supplier, distributor,
                  dealer, broker, reseller, installer,
                  manufacturer's representative, sales
                  agency, sales representative, franchise, promotional or advertising contract;

                  (ix)   each contract with any
                  Governmental Authority;

                  (x)    each option to purchase any of
                  Rehab's assets, properties or rights
                  (other than in the ordinary course of
                  business);

                  (xi)   any other contract involving
                  payments of more than $5,000,
                  individually or in the aggregate;

                  (xii)  each contract containing covenants
                  not to compete in any business or
                  geographical area or not to use or
                  disclose any informational in Rehab's
                  possession; and

                  (xiii) any contract not made in the
                  ordinary course of business.

            Sellers have made available to Purchaser true and correct copies of each of the Contracts and a written description of each material oral arrangement so listed. To the best of Sellers' knowledge, each of the Contracts is valid and in full force and effect and is enforceable in accordance with its terms and will be valid and in full force and effect and enforceable following the consummation of the transactions contemplated hereby. The Contracts constitute all of the material contracts used in the conduct of Rehab's business as heretofore conducted. Except as indicated on Schedule 6.4, Sellers are not aware of any threatener repudiation, cancellation or outstanding disputes under any of the Contracts, and there have been on extensions, moratoriums, deferments or the like with respect to any of the Contracts.

                  6.5    No Defaults or Violations.

                  (a) Rehab has not breached any provisions of, nor is it in default under the terms of, any material Contract to which it is a party or by which it or any of its Assets is bound or under which it has any rights and, to the best of Sellers' knowledge, no other party to any such Contract is in default thereunder in any material respect;

                  (b) To the best of Sellers' knowledge, Rehab is not in violation or in default of with respect to any Law applicable to the Business, except to the extent any such violation or default would neither result in a payment obligation nor have a Material Adverse Effect; and

                  (c) To the best of Sellers' knowledge, Rehab is in compliance in all material respects with all Laws material to the conduct of the Business, except where the failure to comply would not have a Material Adverse Effect. Rehab is not engaged in any unfair practices, and has and currently is conducting its business in full compliance with all Laws relating to employment practices. Rehab has not received and is not aware of any written notice of any violations of any Law, including, but not limited to, those relating to fire, safety, pricing, sales or installation of products or services, marketing practices, political contributions or improper payments, health, sanitation, environmental, occupational safety and health, labor and employment, employment practices and benefits, terms and conditions of employment and wages and hours, immigration, energy and similar laws, orders, rules, regulations and ordinances.

                  6.6    Financial Statements.

                  Sellers have heretofore furnished Purchaser
            with balance sheets for the Business as of December 31 in each of the years 1993 and 1994 and as of September 30, 1995 and the related statements of income for the 12 months and 9 months, respectively, then ended. The balance sheet of the Business as of September 30, 1995 is hereinafter referred to as the Balance Sheet. Such Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, throughout the periods indicated. Such balance sheets fairly present the financial condition of the Business in accordance with such principles, consistently applied, at the respective dates thereof and reflect all material claims against and all debts and liabilities of the Business and such income statements fairly reflect the results of operations of the Business in accordance with such principles, consistently applied, for the periods indicated. Since September 30, 1995 (the "Balance Sheet Date"), there has been (i) no material adverse change in the assets of the Business or liabilities or condition of the Business, financial or otherwise, or in the results of the operations of the Business or (ii) no actual or threatened disputes pertaining to the Business with any major accounts or referral sources of Rehab or actual or threatened loss of business from any of the major accounts or referral sources of Rehab.

                  6.7    Licenses, etc.

                  To the best of Sellers' knowledge, Rehab holds
            all licenses, certificates, permits, approvals, franchises, rights and other authorizations of or from any Governmental Authority, which are currently necessary for the operations of the Business. To the best of Sellers' knowledge, Rehab has ownership of and full right and authority under all such licenses, certificates, permits, approvals, franchises, rights and other authorizations.

                  6.8    ERISA.

                         Except as set forth in Schedule 6.8,
            Rehab does not maintain or sponsor, nor is it required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or

            deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees of Rehab participate (such plans and related trusts, insurance an annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), being hereinafter referred to as the "Benefit Plans" and any such multiemployer plans being hereinafter referred to as the "Multiemployer Plans") comply in all material respects with all requirements of ERISA, the Internal Revenue Code (the "Code"), the Department of Labor and the Internal Revenue Service, and with all other applicable laws, and Rehab has not taken or failed to take any action with respect to either the Benefit Plans or the Multiemployer Plans which might create any liability on the part of Rehab or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan and as to each Multiemployer Plan has complied in all material respects with the requirements of ERISA and all other applicable laws in respect of each such Plan. Rehab has furnished to the Purchaser copies of all Benefit Plans and Multiemployer Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans and Multiemployer Plans for a period of three years prior to the date hereof. Such financial statements, actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

            (i) Each Benefit Plan has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code, except with respect to those Benefit Plans which are not eligible for an application for such a letter;

            (ii) No Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "Defined Benefit Plans") or Multiemployer Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived;

            (iii) No "reportable event" (within the meaning of
                  Section 4043 of ERISA) has occurred with respect to any Defined Benefit Plan or any Multiemployer Plan;

            (iv) Rehab has not withdrawn as a contributing sponsor (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan; and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partially or totally within the meaning of ERISA) from any Benefit Plan or Multiemployer Plan, or in any withdrawal or other liability of any nature to Rehab or the Purchaser under any Benefit Plan or Multiemployer Plan;

            (v) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan or Multiemployer Plan;

            (vi) The excess of the aggregate present value of accrued benefits over the aggregate value of the assets of any Defined Benefit Plan (computed both on a termination basis and on an ongoing basis) is not more than $-0-, and the aggregate withdrawal liability of Rehab with respect to any Multiemployer Plan assuming the withdrawal of Rehab from said Multiemployer Plan, is not more than $- 0-;

            (vii) No provision of any Benefit Plan or of any
                  agreement, and no act or omission of Rehab, in any way limits, impairs, modifies or otherwise affects the right of Rehab or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

            (viii)There are no contributions which are or
                  hereafter will be required to be made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan"
                  (within the meaning of Section 3(34) of ERISA).

            (ix) Other than claims in the ordinary course for benefits with respect to the Benefit Plans or the Multiemployer Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan or any Multiemployer Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto);

            (x) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed;

            (xi) Rehab has not incurred any liability to the Pension Benefit Guaranty Corporation (except for required premium payments). No notice of termination has been filed by the plan administrator (pursuant to Section 4041 of ERISA) or issued by the Pension Benefit

                  Guaranty Corporation (pursuant to Section 4042 of ERISA) with respect to any Benefit Plan subject to ERISA. There has been no termination of any Defined Benefit Plan or any related trust by Rehab;

            (xii) No Benefit Plan which is a Defined Benefit Plan
                  subject to Title IV of ERISA has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code;

            (xiii)Rehab does not have any obligation to provide
                  health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. Rehab has substantially complied with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder; and

            (xiv) No Benefit Plan or Multiemployer Plan contains
                  any provisions which would prevent the
                  transactions contemplated by this Agreement, including the requiring of any consent thereto.

                  Sellers, at their sole cost and expense, hereby agree that they will cause Rehab to (i) take all steps necessary to terminate the Institute for Rehabilitation and Therapy Profit Sharing Plan and Trust (the "Profit Sharing Plan") and the Institute for Rehabilitation and Therapy Pension Plan and Trust (the "Pension Plan") as of a date prior or the Closing, including but not limited to, the filing of an Application for Determination Upon Termination for each of the Profit Sharing Plan and the Pension Plan, and all required forms with the Internal Revenue Service ("IRS") and Department of Labor ("DOL"),
            (ii) deliver all notices to the IRS, DOL, Pension Benefit Guaranty Corporation and any other governmental agency required to be delivered to employees and to the trustees of the Profit Sharing Plan or the Pension Plan, (iii) continue to file with the IRS, DOL, Pension Benefit Guaranty Corporation and any other governmental agency any and all information reports, including annual reports, required with respect to the Profit Sharing Plan or the Pension Plan until the completion of the termination of the Profit Sharing Plan and the Pension Plan, (iv) fully vest all employees in their account balances in the Profit Sharing Plan and the Pension Plan and (v) otherwise comply with all requirements relating to such termination.

                  As soon as practicable following the receipt of a favorable determination letter from the IRS with respect to the termination of the Profit Sharing Plan and the Pension Plan, Sellers shall cause the trustees of the Profit Sharing Plan and the Pension Plan to distribute the account balances in each of the Profit Sharing Plan and the Pension Plan of the employees who are participants in the Profit Sharing Plan or the Pension Plan in accordance with the terms of the plan documents and any and all applicable laws, rules and regulations.

                  Sellers agree that any contributions now due or that may
            become due to the Profit Sharing Plan or the Pension Plan shall be the sole responsibility of Sellers and shall be immediately paid or caused to be paid when due, by Sellers. Sellers agree that all costs of terminating the Profit Sharing Plan and the Pension Plan and post closing administration, including the cost of filing all notices, amendments, returns, reports and determination letter requests shall be borne by Sellers. Sellers shall use best efforts to cause the current trustees of the Profit Sharing Plan and the Pension Plan shall remain as trustees of the Profit Sharing Plan and the Pension Plan through completion of the termination process.


                  6.9    Litigation.

                  Except as set forth in Schedule 6.9, there are
            no actions, suits, arbitration proceedings or, to the best of Sellers' knowledge, labor disputes, or other litigation, legal or administrative proceedings pending or, to the best of knowledge of Sellers, after due inquiry, threatened against or affecting Rehab, its business or operations or any of its officers, directors, employees or its Stockholders in their capacity as such, or any of the properties or businesses thereof, or the Business, or relating to the transactions contemplated by this Agreement. Rehab is not directly named in any order, judgment, decree, stipulation, or consent of or with any arbitrator or Governmental Authority and is not obligated to pay any fines.

                  Notwithstanding anything to the contrary
            contained herein, Sellers shall remain responsible for the defense and the payment of any judgment or settlement in connection with the pending litigation matters listed in Schedule 6.9 hereof, including the payment of all costs and expenses incurred in connection therewith. Furthermore, Sellers agree to indemnify and hold Purchaser and Rehab harmless from and against any damage or deficiency incurred or sustained by Purchaser and/or Rehab arising out of those pending litigation matters listed in Schedule
            6.9 hereof.

                  6.10   Taxes.

                  (a)  Rehab is taxed as a "S" Corporation for
            Federal Income Tax purposes. Rehab has duly and timely (including extensions) filed or will file on a timely basis all Tax Returns which it has been required or will be required to file, and has paid or provided for all Taxes due or claimed to be due by any taxing authority. All such Tax Returns are true, complete and correct in all material respects. Rehab is not delinquent in the payment of any Taxes, and there are no outstanding deficiencies with respect to any Taxes except for those being contested in good faith and by appropriate proceedings. Rehab has not executed or filed with any taxing authority any Agreement which is still in effect including any Agreement extending the period for assessment or collection of any Taxes for which Sellers may become liable. Rehab is not a party to any pending action or proceeding by any Governmental Authority for assessment or collection of Taxes for which Sellers may be liable, and no claim for assessment or

            collection of Taxes for which Rehab may be liable has been asserted or threatened against it. There are no tax liens on any of the assets of Rehab. There are no tax examinations or audits in progress involving Rehab or the Business.

                  (b)  The charges, accruals and reserves in
            respect of Taxes reflected in the books and records, and the charges, accruals and reserves in respect of Taxes shown in the Financial Statements, will be sufficient for payment of all Taxes of Rehab for all periods or portions of periods ending on or before the Closing Date, whether known or unknown, and whether attributable to Rehab or to any entity with respect to which Rehab has filed a consolidated or combined return.

                  (c) Each of the Sellers, jointly and severally, at his own expense shall be responsible for preparing and filing any and all Tax Returns of Rehab required to be filed by Rehab in respect of any and all periods up to and including the date of the Closing to the extent not a5lready filed, whether or not required to be filed on or before the date of the Closing, and shall pay all Taxes due and payable by Rehab for all periods up to and including the date of the Closing to the extent not already paid. Each of the Sellers shall review all such Tax Returns with the Purchaser prior to filing and shall submit such proof of payment of the Taxes due as the Purchaser shall reasonably request.

                  The Purchase Price shall be allocated as set forth in
            Schedule 6.10 hereto. The parties hereto agree that the allocation of the Purchase Price is intended to comply with the allocation method required by Section 338 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall cooperate to comply with all substantive and procedural requirements of Section 338 of the Code and any regulations thereunder, and the allocation shall be adjusted if, and to the extent, necessary to comply with the requirements of Section 338 of the Code. Neither Purchaser nor any of the Sellers will take, nor permit any affiliated person to take, for federal, state or local income tax purposes, any position inconsistent with the allocation set forth in Schedule 6.10 hereto, or, if applicable, such adjusted allocation. Purchaser and each of the Sellers agrees that it and he shall attach to their respective tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with allocations set forth in Schedule 6.10 hereto.

                  Purchaser and each of the Sellers shall make an election
            under Section 338(h) (10) of the Code (and any comparable election under state or local tax law) with respect to the acquisition of Rehab by Purchaser. Purchaser and each of the Sellers shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, in order to effect such election, on or prior to the date of the Closing, Purchaser and each of the Sellers shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations.

                  The parties hereto hereby agree that in the event the
            Sellers' tax liability in connection with this transaction increases as a result of the parties election under Section 338(h)(10) of the Code, Purchaser shall reimburse Sellers for one-half of the amount of the increase in said taxes over the amount of taxes Sellers would have otherwise had to pay had the parties not made such election ("Purchaser's Share"). Purchaser agrees to pay to Sellers Purchaser's Share within thirty (30) days following presentment to Purchaser of a notice showing the increased tax liability.

                  6.11   No Other Agreement.

                  Except contracts for the sale of inventory in
            the ordinary course of business, Rehab has no Contract with respect to a sale or other disposition of its assets (or any portion thereof).

                  6.12   Insurance.

                  Schedule 6.12 contains an accurate and complete
            list of all policies of fire, theft, liability, workers' compensation, health, automobile, title, casualty and other forms of insurance including directors' and officers' liability insurance policies owned or held by Rehab or under which it or its properties are insured, and Rehab has heretofore made available for inspection by Purchaser a true and complete copy of all such policies. All such policies are in full force and effect, are valid and outstanding, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no written notice of cancellation, termination or deficiency of any nature has been received with respect to any such policy. Said policies shall be in force at the Closing. Neither the Sellers nor Rehab have any knowledge of any proposed increase of the insurance ratings with respect to its properties or knows of any conditions or circumstances applicable to the Business which they might reasonably be expected to know would result in such increase, except for those conditions generally applicable to the industry in which Rehab is engaged in business.

                  6.13   Accounts Receivable; Accounts Payable.

                  All of Rehab's accounts receivable and all
            other claims and/or notes receivable and the aging thereof are listed on Schedule 6.13 and arose from valid sales and bona fide transactions in the ordinary course of business, and, to the best of the Sellers' knowledge, represent and will represent valid and binding obligations of the account debtor to which such zreceivables relate, and, to the best of Sellers' knowledge, there exist no material disputes with regard to such accounts receivable;
            they are not subject to any setoff or counterclaim, and are not contingent upon the fulfillment of any contract or condition whatsoever.

                  The accounts and notes payable and accrued expenses
            reflected in Financial Statements, and the accounts and notes payable and accrued expenses incurred by Rehab subsequent to the Balance Sheet Date, are in all respects valid claims that arose in the ordinary course of business. Since the date of this Agreement, the accounts and notes payable and accrued expenses of Rehab have been maintained on a basis consistent with past practices. The accounts payable and accrued expenses of Rehab on the date of the Closing shall not exceed $0.

                  Sellers represent that all bills, expenses and obligations due and payable by Rehab as of the Closing Date shall be paid in full at or prior to the Closing Date. Sellers further represent that should any bills, expenses and/or obligations of Rehab accruing prior to the Closing Date not be paid in full at or prior to the Closing Date, Sellers shall pay same upon presentation of invoices for such expenses to Sellers. In the event Sellers do not pay said bills, expenses and/or obligations as required herein, Sellers shall in addition pay all fees and expenses incurred by Purchaser in collecting such reimbursable expenses, including reasonable attorneys fees.

                  6.14   Labor Matters; Personnel.

                  Rehab is not a party to any collective
            bargaining agreement with any labor organization. No consent, action or approval of any labor organization is required to be obtained by Rehab in connection with the performance by Sellers of the terms of this Agreement and the consummation of the transactions contemplated hereby. As of the date hereof there is not pending or, to the best of Sellers' knowledge, threatened any labor dispute between Rehab and any labor organization or any strike or work stoppage involving the employees of Rehab generally which would have a Material Adverse Effect or any resignations or threatened resignations of physical therapists or notice that any physical therapists, other professionals or other employees of Rehab intend to take leaves of absence, with or without pay. To the best of Sellers' knowledge, there are no charges of unfair labor practices pending or threatened before any Governmental Authority, nor are there pending any labor negotiations or union organization efforts involving the employees of Rehab.

                  6.15   Absence of Certain Changes or Events.

                  Since the date of this Agreement through the
            Closing Date, Rehab has conducted its business only in the ordinary course and has not, with regard to the Business:

                  (a)    suffered any event or condition of any
            character, which, individually or in the aggregate, has had a Material Adverse Effect;

                  (b)    suffered any adverse change in the
            financial condition or in the operations, business, properties or assets of Rehab or suffered any damage, destruction or loss to Rehab's properties or assets, whether or not covered by insurance, which has had a Material Adverse Effect;

                  (c)    incurred, or paid, discharged or
            satisfied, any material obligations or liabilities (absolute, accrued, contingent or otherwise) or entered into any material transactions, except in the ordinary course of business consistent with past practice;

                  (d) suffered any material default under, or suffered any event which with notice or lapse of time or both would constitute a material default under, any material Contract to which Sellers are a party or by which it or any of the Assets is bound:

                  (e) made any material capital expenditure or commitment for a material capital expenditure for additions to property, plant, equipment or intangible capital assets or otherwise except in the ordinary course of business;


                  (f)    terminated (excluding a termination in
            accordance with its terms) or amended, or suffered a termination or amendment of, any material Contract;

                  (g)    entered into any transaction with a
            Seller or a relative thereof;

                  (h) incurred any material indebtedness for borrowed money (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary and regular course of business); or

                  (i)    entered into any material Contract or
            arrangement, whether or not legally binding, except in the ordinary course of business.

                  6.16   Consents.

                  No notice to, filing with, authorization of,
            exemption by, or consent, waiver or approval of, any Person or Governmental Authority is required by Sellers to consummate the transactions contemplated by this Agreement.

                  6.17   Books and Records.

                  All books and records maintained by Rehab which
            relate to or concern the operation of the Business, including, but not limited to, all of Rehab's files of correspondence, lists and records concerning Rehab's patients, including billing histories, and

            all of Rehab's books, records and documents, including books of original entry, have been maintained in accordance with good business and accounting practices.

                  6.18   Third-Party Interests.

                  None of the Sellers, nor any director or, to
            the best of Sellers' knowledge, any officer or employee of Rehab, nor any entity in which any of the foregoing has any interest, has any interest in any of the assets or properties now being used in the Business as heretofore conducted.

                  6.19   Bank Accounts, Cash and Securities.

                  Schedule 6.19 is a correct and complete list
            of: (i) each bank account and safe deposit box maintained by Rehab and the names of all persons authorized to deal with such accounts and safe deposit boxes; (ii) all of Rehab's cash, cash equivalents, security deposits and marketable securities on hand as of Closing Date; and (iii) all of Rehab's prepaid expenses and loans receivable.


                  6.20   Powers of Attorney.

                  No person has any power of attorney to act on
            behalf of Rehab in connection with any of Rehab's properties or business affairs.

                  6.21   Related Party Transactions; Stockholder
Indebtedness.

                  Schedule 6.21 sets forth the amount and other
            essential terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of Rehab to or from any past or present officer, director, consultant, employee, stockholder or any person related to, controlling, controlled by or in the common control with any of the foregoing (other than for usual services performed within the past month the payment for which is not yet due), and all transactions between such persons and Rehab. Except as set forth on Schedule 6.21, as of the date hereof, there is no indebtedness outstanding from any of the Sellers to Rehab and there is no guarantee by Rehab of the indebtedness of any of the Sellers to any other person or entity.

                  6.22   Accuracy of Schedules.

                  All of the Schedules prepared by Rehab and made
            part of this Agreement are current, correct and complete in all material respects at and as of the date set forth on each of such Schedules, which shall be current, correct and complete in all material respects at and as of the Closing Date.

                  6.23   Full Disclosure.

                  To the best of Sellers' knowledge, no
            representation, warranty or covenant made by Sellers herein, and no schedule or exhibit required by this Agreement or delivered by it pursuant to this Agreement, contains any untrue statement of a material fact, or, taken as a whole, omits to state a material fact necessary to make the statements contained in this Agreement or the matters disclosed in such document, certificate, schedule or exhibit, in the light of the circumstances under which such statements or disclosures were made, not untrue or materially misleading.

                  6.24   Patient Treatments.

                  As a material inducement to Purchaser's
            entering into this Agreement, Sellers represent and warrant to Purchaser that the Business has had annual patient treatments of 9805 in 1993, 9765 in 1994 and 7780 in 1995.

                  6.25   Managed Care Contracts; Medicare and Medicaid.

                  Rehab has managed care contracts currently in
            effect with the companies listed in Schedule 6.25. Net revenues from Medicare and Medicaid represented 0% of the net revenues of the Business during calendar years 1993 and 1994 and during the first nine months of 1995.

                   To the best of Sellers' knowledge, Sellers have not
            overcharged any providers (i.e., insurance companies, HMO's, etc.) for services provided by Rehab prior to the Closing Date. In the event Rehab is deemed to have overcharged said providers or to have received any overpayment for services rendered prior to the Closing Date, Sellers shall be solely responsible for the reimbursement of all sums required in connection therewith. In addition, Sellers shall indemnify and hold Purchaser harmless from and against and in respect of any loss, liability , claim, damage, deficiency, reasonable cost or expense actually incurred by Purchaser arising out of such overcharge or overpayment in accordance with Article 11 hereto.

                  6.26   Environmental.

                  Rehab has duly complied with, and the real estate subject
            to the leases listed on Schedule 6.3(b) and improvements thereon and all other real estate owned or leased by Rehab and the improvements thereon (all such owned or leased real estate being hereinafter referred to collectively as the "Premises") are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                         (b) Rehab has been issued, and will
            maintain until the date of the Closing, all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health and safety matters.

                         (c) Rehab has not received any notice of, and
            neither Rehab nor any of the Stockholders knows of any facts which might constitute violations of, any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Premises or of any premises formerly owned, leased or occupied by Rehab. Rehab is not in violation of any rights-of-way or restrictions affecting any of the Premises or any rights appurtenant thereto.

                  6.27   Use of Names.

                  All names under which Rehab currently conducts the Business are listed in Schedule 6.27. There are no other persons or businesses conducting businesses similar to those of the Company in the State of New Jersey having the right to use or using the names set forth in Schedule 6.27 or any variants of such names; and no person or business has ever attempted to restrain Rehab or any of the Stockholders from using such names or any variant thereof.

                  6.28 Computer Software. Rehab has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with Rehab's business operations (the "Computer Software"). A list of all written licenses pertaining to the Computer Software is set forth in Schedule 6.28 (the "Licenses"). Rehab has no knowledge that any of the Licenses may not be valid or enforceable by Rehab or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. Rehab has not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses.


            7. Employees of Sellers and the Business. Purchaser agrees to employ each of Rehab's employees listed in Schedule 7 hereto for thirty (30) days after the Closing Date at the same salary that Rehab has been paying such employees. The salary of each such employee is set forth on Schedule 7 hereto. Purchaser shall have no obligation to pay any bonuses or additional compensation to such employees nor shall Purchaser have any obligations or liability with respect to the employee benefit plans described in Schedule
6.8 hereto. Notwithstanding the foregoing or anything to the contrary contained herein, Purchaser shall have the right at anytime, including within said thirty (30) day period, to immediately terminate any employee listed in
Schedule 7 for cause.

                  Commencing with the Closing Date, all employees listed in
Schedule 7 shall be entitled to the standard number of vacation and sick days and to the medical benefits as are described in Purchaser's employment manual, a copy of which has been delivered to Sellers. In determining the number of vacation and sick days to be allotted for the period from the Closing Date through the day preceding the first anniversary of the Closing Date and in determining the eligibility of the employees listed in Schedule 7 for participation in Purchaser's employee benefit plans, such employee's employment with Purchaser shall be deemed to have commenced upon the date such employee first commenced his or her employment with Rehab. In no event shall Purchaser be liable for any accrued or unpaid vacation and/or sick days due such employees for any periods prior to the Closing Date. In no way shall the foregoing be deemed to create any obligation on the part of Purchaser to retain any employee listed in Schedule 7 beyond the thirty (30) day period described above.

            8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

                  8.1    Due Incorporation, Etc.

                  Purchaser is a Delaware corporation authorized
            to transact business in New Jersey. Purchaser has full power and authority to carry out and perform its undertakings and obligations as provided herein. The execution and delivery of this Agreement and all corollary documents executed by Purchaser, mentioned or incorporated herein, and the performance by Purchaser of its obligations hereunder have been duly authorized and no further action or approval is required in order to constitute this Agreement as the binding and enforceable obligation of the Purchaser. The execution and delivery by Purchaser of this Agreement, and all corollary documents executed by Purchaser mentioned or incorporated herein, and the consummation of the transactions contemplated herein, have been duly authorized by all proper or requisite proceedings and will not conflict with or breach any provision of the corporate documents of Purchaser.

                  8.2    Enforceability.

                  (a)    No action, approval, consent or
            authorization, including without limitation any action, approval, consent or authorization of any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary for Purchaser to constitute this Agreement the binding and enforceable obligation of Purchaser or to consummate the transactions contemplated hereby; and

                  (b)    To the best of Purchaser's knowledge,
            the Purchaser's consummation of the transactions contemplated herein does not and will not violate any existing local, state or federal law or regulation, and there are no violations of any existing law or governmental rule or regulation pending or threatened against Purchaser, which would materially impair Purchaser's ability to perform its obligations under this Agreement.

                  8.3    Full Disclosure.

                  No representation, warranty or covenant made by
            Purchaser herein, and no document, certificate, schedule or exhibit given or delivered or to be given or delivered by it pursuant to this Agreement, contains any untrue statement of a material fact, or, taken as a whole, omits to state a material fact necessary to make the statements contained in this Agreement or the matters disclosed in such document, certificate, schedule or exhibit, in the light of the circumstances under which such statements or disclosures were made, not untrue or materially misleading.

            9.    Conduct of the Business.  Sellers, until the Closing, shall:

                  (a)    Conduct the Business in the normal,
            usual and regular manner (in that regard, Sellers agrees that it shall not (i) sell, transfer, or otherwise dispose of, or enter into any agreement to sell, transfer, or otherwise dispose of, any of the Assets, (ii) incur, create or become obligated with respect to any liabilities, contracts or obligations outside the ordinary course of its business, (iii) make loans or advances or grant pay raises, bonuses or awards, directly or indirectly, to any management personnel, employee, director or shareholder of Rehab, (iv) declare or pay any dividend or make any other distribution in respect of its capital stock, other than in cash, or directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of its capital stock or (v) become obligated under any agreement to purchase or supply goods or services other than agreements that are not material and are entered into in the ordinary course of its business).

                  (b) Preserve the Business and the goodwill of the customers and suppliers of the Business and others having relations with Rehab.

                  (c)  Give Purchaser and its duly designated
            representatives reasonable access during normal business hours to Rehab's offices and the books and records of the Business, and furnish to Purchaser such data and information pertaining to Rehab's Business as Purchaser from time to time reasonably may request.

            10. Conditions to Closing. The obligations of Purchaser to close hereunder are subject, at the option of Purchaser, to the following conditions:

                  (a)    All of the terms, covenants and
            conditions to be complied with or performed by Sellers under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                  (b)    All representations or warranties of
            Sellers herein are true in all material respects as of the Closing Date.

                  (c)    On the Closing Date, there shall be no
            Liens, except as may be provided for herein.

                  (d)    The Stockholders and Rehab shall have
            entered into a lease, substantially in the form of
            Schedule 10 hereto.

            The obligations of Sellers to close hereunder are subject, at the option of Sellers, to the following conditions:

                  (a)    All of the terms, covenants and
            conditions to be complied with or performed by Purchaser under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                  (b)    All representations or warranties of
            Purchaser herein are true in all material respects as of the Closing Date.

            11.   Indemnification.

                  11.1 In addition to all other obligations of Sellers provided for in this Agreement and subject to the provisions of Section 11.3, Sellers hereby covenants and agrees to indemnify and to hold Purchaser harmless from and against and in respect of any loss, liability, claim, damage, deficiency, reasonable cost or expense, actually incurred by Purchaser from or arising out of:

                         (a)           Any damage or deficiency
            incurred or sustained by Purchaser resulting from any misrepresentation, breach of representation or warranty, or non- fulfillment of any agreement or covenant on the part of Sellers under this Agreement including but not limited to the Financial Statements, or from any misrepresentation in or omission from any exhibit, schedule or other instrument required to be furnished to Purchaser under this Agreement.

                         (b)           Any damage or deficiency
            incurred or sustained by Purchaser arising out of the operation or termination of any Rehab's employee benefit plans.

                         (c)           All reasonable costs and
            expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Purchaser is indemnified against by Sellers in this Agreement.

                  11.2   Subject to the provisions of Section
            11.3, Purchaser agrees to indemnify and to hold Sellers harmless from and against and in respect of any loss, liability, claim, damage, deficiency, reasonable cost or expense incurred by Sellers from or arising out of:

                         (a)           Any and all damages,
            costs, claims and expenses arising by reason of Purchaser's failure to perform and discharge its obligations under this Agreement or arising by reason of Purchaser's operation of the Business after the Closing Date.


                         (b)           Any damage or deficiency
            incurred or sustained by resulting from any misrepresentation, breach of representation or warranty, or non-fulfillment of any Agreement or covenant on the part of Purchaser under this Agreement.

                         (c)           All reasonable costs and
            expenses (including reasonable attorneys' fees) incurred by Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Sellers are indemnified against by Purchaser in this Agreement.

                  11.3 Sellers and Purchaser each agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity agreement contained in Section
            11.1 and 11.2 hereof, stating the nature and basis of the claim and, to the extent then known, the actual or estimated amount thereof, but the failure to give such notice shall not affect the rights of the indemnified party hereunder, except (i) to the extent the indemnifying party shall have suffered actual damage by reason of such failure, or (ii) if such notice is not given within 90 days from the date such claim first became known to the party giving notice, in which event any right of indemnification with respect to such claim shall be deemed to have lapsed and expired. In the event any action, suit or proceeding is brought against a party with respect to which another party hereto may have liability under the indemnity agreement contained in Section 11.1 or
            11.2 hereof, the indemnifying party shall have the right, at its sole cost and expense, to defend such action, with counsel of its own choosing which shall be reasonably satisfactory to the indemnified party, in the name and on behalf of the indemnified party and in connection with any such action, suit or proceeding the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding. The indemnified party shall be kept fully informed with respect to any such action, suit or proceeding and shall have a right to participate therein at its own expense, it being understood and agreed that so long as the indemnifying party has assumed the defense of such action, suit or proceeding and has paid or is paying the costs and expenses of such defense, the indemnified party shall bear its own counsel fees and expenses with respect thereto. Neither party hereto shall make any settlement of any claim which might give rise to liability to the other party hereto under the indemnity contained in Section 11.1 or 11.2 hereof or which would adversely affect the operation of the Business, without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

                  11.4 Neither party shall have any liability to the other party for any indemnified claims under Article 11 until the aggregate amount of indemnified claims exceed $10,000, and then only to the extent such amount exceeds $10,000. Notwithstanding the foregoing, the $10,000 exclusion shall not apply to those circumstances where either of the parties is specifically obligated to make payment of certain costs and expenses as provided herein.

            12. Covenant Not To Compete. Sellers shall deliver to Purchaser at Closing an agreement, in the form attached hereto as
Schedule 4(f).

            13. Brokerage. The parties hereto represent and warrant to each other that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker or any other person is entitled to receive any brokerage commission, finder's fee or similar compensation in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense including reasonable attorneys' fees, incurred or required to be paid by such other parties by reason of any breach or failure of observance of this Article 13.

            14. Arbitration. Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this Agreement or the breach thereof shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association ("Association"), in New Jersey, by a panel of three (3) arbitrators, in accordance with the rules of the Association then in effect. Any award rendered shall be made by means of a written opinion explaining the arbitrators' reasons for the award. The arbitrators may not amend or vary any provision of this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, which court shall have the power to review such award for compliance with this Agreement.

            15.  Notices.   All notices, demands and other communications
required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by certified mail, return receipt requested, with postage prepaid, to Sellers or Purchaser, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder. Notices shall be deemed effective on the date received or refused by the addressee. Copies of all such notices, demands and other communications simultaneously shall be given in the aforesaid manner to Sellers' attorney, Fredrick Neimann, Esq. at 63 West Main Street, Freehold, New Jersey 07728, and to Purchaser's attorneys, Gould & Wilkie, Attention: Andrew W. Bank, Esq. at One Chase Manhattan Plaza, New York, New York 10005. The respective attorneys for the parties hereby are authorized to give any notice required or permitted hereunder and to agree to adjournments of the Closing.

            16. Liquidated Damages. In the event Sellers default hereunder and fail to consummate the transaction as described herein, Sellers agree to promptly pay to Purchaser the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) as and for liquidated damages. The parties have agreed to this liquidated damages amount due to the recognized difficulty in determining the exact and specific degree of the losses and damages incurred by Purchaser as a result of said default.

            17.   Survival.   The representations, warranties and covenants
contained herein or in any document, instrument, certificate, exhibit or schedule furnished in connection herewith shall survive and shall continue in full force and effect for a period of one (1) year after the Closing, except to the extent waived in writing.

            18.   Further Assurances.   In connection with the transactions
contemplated by this Agreement, the parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry out the transactions contemplated in this Agreement.

            19.   Changes Must Be In Writing.   No delay or omission by
either Sellers or Purchaser in exercising any right shall operate as a waiver of such right or any other right. This Agreement may not be altered, amended, changed, modified, waived or terminated in any respect or particular, unless the same shall be in writing signed by the party to be bound. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

            20. Captions and Exhibits. The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. The Schedules annexed to this Agreement are an integral part of this Agreement, and where there is any reference to this Agreement it shall be deemed to include said Schedules.

            21.   Governing Law.   This Agreement shall be governed by and
construed in accordance with the laws of the State of New Jersey.

            22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. The parties hereto acknowledge and agree that Purchaser may designate a direct or indirect wholly-owned subsidiary of Purchaser to acquire the Shares, provided Purchaser's payment obligations hereunder shall not be affected by such designation by Purchaser.

            23. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

            24. Partial Invalidity. If any provision of this Agreement or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

            25. Publicity. Sellers acknowledge that Purchaser is a publicly traded company subject to federal and state securities laws. The parties agree to keep the terms of the transaction described herein strictly confidential and shall not disclose such information to any third parties whatsoever, other than to legal counsel, accountants or other financial advisors or as may be required by Law or Governmental Authorities, without in each case securing the prior written consent of Purchaser.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



_________________________________         ___________________________________
Witness                                             MANUEL BANZON, M.D.


_________________________________         ___________________________________
Witness                                             RANDALL KRAKAUER, M.D.


_________________________________         __________________________________
Witness                                             CARY SKOLNICK, M.D.



ATTEST:                                PROFESSIONAL SPORTS CARE
                                       MANAGEMENT, INC.


By:_____________________________       By:________________________________
PATRICK J. WACK, JR.                      RUSSELL F. WARREN, JR.
Secretary                                   President





The Downpayment has been received
by the undersigned on this __ day
of February 1996, and by execution
hereof, the undersigned hereby
covenants and agrees to be bound
by the terms of Article 2 hereof.

_________________________________
Fredrick Niemann, Esq.

STATE OF          )
                  )SS.:
COUNTY OF   )

            On the   day of February, 1996, before me personally
came                    to me known, who, being by me duly sworn did depose
and say that he resides at                                              he is
the                    of PROFESSIONAL SPORTS CARE MANAGEMENT, INC., the
corporation described in and which executed the above instrument and that he signed his name thereto by order of the board of directors of said corporation.

                                       ___________________________________

STATE OF          )
                  )SS.:
COUNTY OF   )

            Be it remembered that on this day of February, 1996, before me, the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared MANUEL BANZON, M.D., who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.

                                       ____________________________________

STATE OF          )
                  )SS.:
COUNTY OF   )

            Be it remembered that on this day of February, 1996, before me, the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared RANDALL KRAKAUER, M.D., who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.

                                       ____________________________________

STATE OF          )
                  )SS.:
COUNTY OF   )

            Be it remembered that on this day of February, 1996, before me, the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared CARY SKOLNICK, M.D., who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.

                                       ____________________________________